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                                                                    EXHIBIT 11.1


                               PHARMACYCLICS, INC.
                          (a development stage company)
                        COMPUTATION OF NET LOSS PER SHARE
                (in thousands, except per share data, unaudited)


                                                Three Months                   Six Months
                                                   Ended                         Ended
                                                December 31,                  December 31,
                                           ----------------------        ----------------------
                                            1997           1996            1997           1996
                                           ------        --------        -------        -------
Weighted average common shares
 outstanding                               10,187           8,885         10,152          8,718
                                           ======        ========        =======        =======
Weighted average common and
 common equivalent shares                  10,187           8,885         10,152          8,718
                                           ======        ========        =======        =======
Net loss                                   $ (443)       $ (2,595)       $(3,098)       $(5,475)
                                           ======        ========        =======        =======
Basic and diluted net loss per share       $(0.04)       $  (0.29)       $ (0.31)       $ (0.63)
                                           ======        ========        =======        =======


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